UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 26, 2008

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2707 North 108th Street
Suite 102
Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

(402) 428-2131
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective March 31, 2008, David B. Downing will be promoted to President of Lindsay International, a division of Lindsay Corporation (the “Company”). Mr. Downing, age 53, joined Lindsay in August 2004, and has most recently served in the role of Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Downing will no longer serve in any of these capacities after the effective date of his promotion.
Effective March 31, 2008, Timothy J. Paymal will be promoted from his current position as Corporate Controller to Vice President and Chief Accounting Officer. In his new role, Mr. Paymal will be designated as the principal financial officer for purposes of SEC and NYSE rules and filings. Mr. Paymal, age 34, joined the Company in January 2005, and had previously been an accountant with Deloitte & Touche LLP from 1996 to 2005, most recently serving as Audit Senior Manager.
Effective March 31, 2008, Lori L. Zarkowski will be promoted to Corporate Controller and, as such, will be designated as the Company’s principal accounting officer for purposes of SEC and NYSE rules and filings. Ms. Zarkowski, age 32, joined the Company in June 2007 and has served as its Corporate Reporting Manager since that time. Prior to joining the Company, Ms. Zarkowski was an accountant with Deloitte & Touche LLP from 1999 to 2007, most recently serving as Audit Senior Manager.
Mark A. Roth, the Company’s Vice President of Corporate Development will add the role of Treasurer of the Company and will take over responsibilities for investor relations.
Additionally, Eric R. Arneson will join the Company as Vice President, General Counsel and Secretary, effective April 7, 2008. Mr. Arneson is currently a partner with the law firm of Kutak Rock LLP in Omaha, Nebraska where he has practiced law since 1999.

Item 8.01.	Other Events
On March 26, 2008, the Company issued a press release announcing the management promotions and new officer appointment described in Item 5.02 above. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits
99.1      Press Release, dated March 26, 2008, issued by the Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2008	LINDSAY CORPORATION
	By:	/s/ David Downing
David Downing, Senior Vice President and
Chief Financial Officer